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                                 EXHIBIT (i)(2)

                               Consent of KPMG LLP





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To the Shareholders and Board of Trustees of
BB&T Funds:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 11, 2002 on the statement of assets and liabilities of BB&T Equity Index Fund, a series of BB&T Funds, as of December 31, 2001, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 28, to Registration Statement (No. 33-49098) on Form N-1A under the Securities Act of 1933.


We also consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities, including the portfolio of investments, of S&P 500 Index Master Portfolio, a series of Master Investment Portfolio, as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                  /s/ KPMG LLP


Boston, Massachusetts
April 29, 2002